UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B), (C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2.

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 7)*

                         ONE PRICE CLOTHING STORES, INC.
       -----------------------------------------------------------------
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
       -----------------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES

                                   682411 20 2
       -----------------------------------------------------------------
                                  CUSIP NUMBER

                                  ANNUAL FILING
       -----------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_| Rule 13d-1(b)

     |X| Rule 13d-1(c)

     |_| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 682411 20 2                                   13G                                Page 2 of 5 Pages

--------- ---------------------------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

          Henry D. Jacobs, Jr.
--------- ---------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (A)    |_|
                                                                                            (B)    |_|

--------- ---------------------------------------------------------------------------------------------------

3         SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------- ---------------------------------------------------------------------------------------------------

                           5   SOLE VOTING POWER

                               449,487

                               -----------------------------------------------------------------------------
     NUMBER OF             6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                47,143  (See Note 1)
     OWNED BY
       EACH                    -----------------------------------------------------------------------------
    REPORTING              7  SOLE DISPOSITIVE POWER
   PERSON WITH
                               449,487

                              -----------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER

                               47,143  (See Note 1)

-------------------------- --------------------------------------------------------------------------------

9                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           496,630   (See Note 1)

-------------------------- --------------------------------------------------------------------------------

10                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                           EXCLUDES CERTAIN SHARES  |_| (See Instructions)

-------------------------  --------------------------------------------------------------------------------

11                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.1%

-------------------------- --------------------------------------------------------------------------------

12                         TYPE OF REPORTING PERSON (See Instructions)

                           IN

-----------------------------------------------------------------------------------------------------------

ITEM 1(A)         NAME OF ISSUER:

                  One Price Clothing Stores, Inc.


ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  290 Commerce Park
                  Highway 290
                  Duncan, South Carolina  29334

ITEM 2(A)         NAME OF PERSON FILING:

                  Henry D. Jacobs, Jr.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  320 Dale Drive
                  Spartanburg, South Carolina  29307

ITEM 2(C)         CITIZENSHIP:

                  United States of America

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share

ItEMS 2(E)        CUSIP NUMBER:

                  682411 20 2

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2
                  (B), CHECK WHETHER THE PERSON FILING IS A:

                  Inapplicable

ITEM 4            OWNERSHIP.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                (a) Amount beneficially owned:

                           496,630  (See Note 1)

                (b) Percent of Class:

                           6.1%

                (c) Number of shares as to which such person has:

                                   (i)   power to vote or to direct the vote:

                                            449,487

                                   (ii) shares power to vote or to direct the vote:

                                            47,143 (See Note 1)

                                   (iii) sole power to dispose or to direct the
                                         disposition of:

                                            449,487

                                   (iv) shares power to dispose or to direct the disposition of:

                                            47,143 (See Note 1)

         Note 1 - Mr. Jacobs may be deemed to share voting and investment power with respect to an aggregate of 47,143 shares held of record by his wife. The filing of this statement shall not be construed as an admission that Mr. Jacobs is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of such shares.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Inapplicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Inapplicable

ITEM 7   IDENTIFICATION  AND   CLASSIFICATION  OF THE  SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

         Inapplicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

          Inapplicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

          Inapplicable

ITEM 10   CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       7/27/03
                                       -----------------------------
                                        (Date)

                                       /s/ Henry D. Jacobs, Jr.
                                       -----------------------------
                                        (Signature)
                                       Henry D. Jacobs, Jr.